SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                            FORM 12b-25

                    Notification of Late Filing

                  Commission File Number: 0-26958
                             -------
(Check one)

[ ]  Form 10-K and Form 10-KSB
[ ]  Form 11-K
[ ]  Form 20-F
[X]  Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

     For the period ended May 31, 1998

 [ ]  Transition Report on Form 10-K and Form 10-KSB
 [ ]  Transition Report on Form 20-F
 [ ]  Transition Report on Form 11-K
 [ ]  Transition Report on Form 10-Q and Form 10-QSB
 [ ]  Transition Report on Form N-SAR

     For the transition period ended ____________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing
checked above, identify the item(s) to which notification
relates:
__________________________________


                               PART I
                        REGISTRANT INFORMATION

Full name of registrant:      Exten Industries, Inc.

Former name if applicable:

Address of principal
executive office:             9625 Black Mountain Road,Suite 218

City, State and Zip Code:     San Diego, California 92126




                              PART II

                       RULE 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box.)


          [X] (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;


          [X] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


          [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                             PART III

                             NARRATIVE


         State below in reasonable detail the reasons why
Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the
transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


         The Registrant's annual report on Form 10-KSB could not be filed within the prescribed time period because the financial statements required to be prepared by the Registrant's independent auditor were not completed and made available to the Registrant in time for the annual report to be filed in a timely manner.




                             PART IV

                        OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

         W. Gerald Newmin          (619)           578-9784
         -----------------      --------------------------------
              (Name)            (Area Code)   (Telephone Number)

         (2) Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                    [X]  YES  [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                    [ ]  YES  [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



Exhibits
---------

None



                      Exten Industries, Inc.
               ----------------------------------
           (Name of Registrant as Specified in Charter

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     July 13, 1998       By /s/ W. GERALD NEWMIN
                              ------------------------
                                    W. Gerald Newmin
                                    Chairman of the Board,
                                    Chief Executive Officer
                                    and Chief Accounting Officer